UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 1, 2010

SUPERGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27628	91-1841574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Blvd., Suite 200

Dublin, CA 94568

(Address of principal executive offices, including zip code)

(925) 560-0100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)   On October 1, 2010, SuperGen, Inc. (the “Company”) and James S.J. Manuso executed an Executive Employment and Confidential Information and Invention Assignment Agreement.  Dr. Manuso is the Company’s current president and chief executive officer, and the agreement provides for a continuation of his service from October 1, 2010 through December 31, 2014.  The agreement supersedes and replaces Dr. Manuso’s current employment agreement.

The agreement provides for a base salary of $625,000 for the remainder of 2010.  The base salary will be adjusted annually thereafter at twice the percentage increase in the Consumer Price Index.  The agreement also provides for performance-based bonuses of $650,000.00 for 2010 and 2011, and $675,000 for the remaining term of the agreement, each bonus to be paid based on achievement of criteria established by the Compensation Committee.  In addition, the agreement provides for life insurance coverage of $2 million, an annual automobile allowance of $30,000 for each year, and relocation expenses not to exceed $100,000 in the event of an involuntary termination.

The agreement also provides for grants of the following stock options:

•                  On October 1, 2010, concurrently with the execution of the agreement, Dr. Manuso was granted an option to purchase 800,000 shares of the Company’s common stock at a per share price equal to the fair market value the date of grant, with vesting subject to the achievement of specified performance milestones (the “Performance Option”).

•                  On or about April 1, 2011 and on each anniversary thereafter during the term of the agreement, an option to purchase 360,000 shares of the Company’s common stock at a per share exercise price equal to the fair market value on the date of grant (the “Annual Options”).  Each Annual Option will vest as to 1/12th of the shares at the end of each month from the grant date.

•                  The agreement also provides for the continued vesting of the performance options granted pursuant to Dr. Manuso’s previous employment agreements with the Company, provided the performance milestones are met while Dr. Manuso remains employed with the Company.

Pursuant to the agreement, in the event of a change of control of the Company prior to: (i) the granting of all of the Annual Options, then all Annual Options yet to be granted will immediately be granted and 100% of the then-unvested shares subject to the Annual Options will vest and become exercisable and (ii) the vesting of the Performance Option, then 100% of the then-unvested shares will immediately vest and become exercisable.  If Dr. Manuso is involuntarily terminated within one year following a change of control, he will receive the following benefits: (1) a lump sum payment equal to 18 months of base salary; (2) a lump sum payment equal to any unpaid bonuses (not to exceed $1 million); and (3) full acceleration of the vesting of any then unvested stock options.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Executive Employment and Confidential Information and Invention Assignment Agreement effective October 1, 2010 by and between Registrant and James S. J. Manuso

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERGEN, INC.

By:	/s/ MICHAEL MOLKENTIN
Michael Molkentin Chief Financial Officer

Date:  October 4, 2010

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Employment and Confidential Information and Invention Assignment Agreement effective October 1, 2010 by and between Registrant and James S. J. Manuso